EXHIBIT 11

                              COMPUTATION OF FULLY
        DILUTED EARNINGS PER SHARE UNDER TREASURY STOCK METHOD SET FORTH
                 IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                  For Quarter Ended
                                           ___________________________________
                                           June 30, 1995        June 30, 1994
                                           _____________        _____________

Number of shares on which earnings
 per share is based:
 Average outstanding during period         575,354,667          584,041,605

Add - Incremental shares under stock
option and stock purchase plans              8,582,886            3,432,312

    - Incremental shares related to
5 3/4% CGI convertible bonds                 7,669,727            7,715,388
                                           ___________          ___________

Number of shares on which fully diluted
earnings per share is based                591,607,280          595,189,305
                                           ===========          ===========

Net earnings available to common
shareholders (millions)                    $     1,711          $       668


    - Net earnings effect of
interest on 5 3/4% CGI convertible
bonds (millions)                                     5                    5
                                           ___________          ___________

Net earnings on which  fully
diluted earnings per share
is based (millions)                        $     1,716          $       673
                                           ===========          ===========

Fully diluted earnings per share           $      2.90          $      1.13

Published earnings per share               $      2.97          $      1.14








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             COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE UNDER
                        TREASURY STOCK METHOD SET FORTH
          IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15 - (CONTINUED)

                                                     For Six Months Ended
                                                  ______________________________
                                                  June 30, 1995    June 30, 1994
                                                  _____________    _____________
Number of shares on which earnings
  per share is based:  Average outstanding
  during period                                     580,290,595      583,054,388

Add - Incremental shares under stock
option and stock purchase plans                       7,806,924        2,696,239


    - Incremental shares related to
5 3/4% CGI convertible bonds                          7,684,947        7,715,388
                                                   ____________     ____________

Number of shares on which fully diluted
earnings  per share is based                        595,782,466      593,466,015
                                                   ============     ============

Net earnings available to common
shareholders (millions)                            $      2,953     $      1,038


    - Net earnings effect of
interest on 5 3/4% CGI convertible
bonds (millions)                                              9                9
                                                   ____________     ____________

Net earnings on which fully
diluted earnings per share
is based (millions)                                $      2,962     $      1,047
                                                   ============     ============

Fully diluted earnings per share                   $       4.97     $       1.76

Published earnings per share                       $       5.09     $       1.78


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